Lumen Investments S.à r.l. SC 13D/A

Exhibit 9

AMENDMENT TO THE SHARE REPURCHASE AGREEMENT DATED 12 FEBRUARY 2021
between
Lumen Investments S.à r.l.

and

ArcelorMittal

[Amendment to SPA between Lumen Investments S.à r.l. and ArcelorMittal – June 2021]

AMENDMENT TO THE SHARE REPURCHASE AGREEMENT (the “Amendment Agreement”) dated 21 June 2021 by and between:

(1)	Lumen Investments S.à r.l., a limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B152.437 (the “Seller”); and
(2)	ArcelorMittal, a Luxembourg société anonyme incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 24-26, Boulevard d’Avranches, L-1160 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B82.454 (the “Purchaser” and, together with the Seller, the “Parties”).

RECITALS:

(A)	The Purchaser announced a Share buy-back program for an aggregate maximum amount of six hundred and fifty (650) million U.S. Dollars (the “First BB Program”). The Purchaser also announced that upon the completion of the First BB Program, it will commence a further Share-buy-back program for an aggregate amount of five hundred and seventy (570) million U.S. Dollars (the “Second BB Program”). The First BB Program and the Second BB Program have been completed on 4 March 2021 and 18 June 2021, respectively. The Purchaser announced on 18 June 2021 a share buy-back program for an aggregate maximum amount of seven hundred and fifty (750) million U.S. Dollars (the “Third BB Program”).
(B)	In the context of the Program (as defined below), the Seller wishes to maintain the Significant Shareholder’s holding of the Purchaser’s issued and outstanding Shares (net of treasury Shares) (and voting rights) at its current level of 36.34 percent. The Seller therefore intends to sell in the Program an equivalent variable number of Shares, at the proportion of Significant Shareholder’s current stake of 36.34 percent of issued and outstanding Shares of the Purchaser, in accordance with the terms and conditions set forth herein.
(C)	The Parties propose to amend the share purchase agreement dated 12 February 2021 (the “Agreement”) by entering into this Amendment Agreement for the purpose of the repurchase from time to time by the Purchaser of Shares from the Seller under the Program.

[Amendment to SPA between Lumen Investments S.à r.l. and ArcelorMittal – June 2021]

NOW IT IS HEREBY AGREED as follows:

Clause 1. Definitions.

Unless otherwise stated herein, words and expressions defined in the Agreement shall have the same meaning when used in this Amendment Agreement.

The following capitalized terms shall have the following meanings:

“Program” means the Third BB Program of the Purchaser, announced by the Purchaser on 18 June 2021.

Clause 2. Representations and Warranties.

Each of the Purchaser and the Seller repeat the represents and warrants to the other that as made in the Agreement by reference to the facts and circumstances then existing on the date of this Amendment Agreement but as if references in clause 3 (Representations and Warranties) of the Agreement to “the Agreement” were instead to this Amendment Agreement.

Clause 3. Duration of the Agreement.

This Amendment Agreement will terminate on the termination or completion of the Third BB Program without prejudice to the settlement of any repurchases initiated prior to such termination.

Clause 4. Continuing obligations.

Except as specifically provided for and varied by the terms of this Amendment Agreement, all of the terms and conditions of the Agreement will remain unchanged and in full force and effect, without any novation whatsoever, and any reference in the Agreement to the Agreement as "this Agreement", "herein" or any other similar terms or to any provision of the Agreement, shall be construed as a reference to the Agreement as amended by this Amendment Agreement.

Clause 5. Governing law; Submission to jurisdiction.

This Amendment Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg. Each Party irrevocably agrees that the courts of Luxembourg-City have sole and exclusive jurisdiction to decide and to settle any dispute or claim arising out of or relating to this Agreement.

Clause 6. Counterparts.

This Amendment Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument. No counterpart shall be effective until each Party has executed at least one counterpart.

[Signature Page Follows]

[Amendment to SPA between Lumen Investments S.à r.l. and ArcelorMittal – June 2021]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first written above.

The Seller

/s/ David Burgos
By: David Burgos
Title: Class A Manager

/s/ Francesca Scavino
By: Francesca Scavino
Title: Class A Manager

The Purchaser

/s/ H.J. Scheffer
By: H.J. Scheffer
Title: General Manager

/s/ Philippe Noury
By: Philippe Noury
Title: Group Treasurer

[Amendment to SPA between Lumen Investments S.à r.l. and ArcelorMittal – June 2021]